Tri-Valley Corporation

4550 California Avenue, Suite 600

Bakersfield, CA 93309

March 30, 2009

Dear Shareholders:

Bolstered by near record rates of capital formation from our working interest partners (nearly $5 million in new funding during the first quarter of 2009) Tri-Valley is meeting the global economic slow down effects head on.   Yes, much like many other companies in our industry, we also experienced severe conditions which were completely unexpected and which precluded us from attaining profitability, as the accompanying annual form 10-K will attest.  However, we are now strongly positioned, supported and aggressively moving forward to catch up, build on and to benefit from all our previous hard work, especially with the recent strengthening in oil price.

We are all now familiar with the dramatic global economy down sizing that began by about mid 2008, and then really dived in the last quarter of 2008 along with the sharpest ever oil price collapse, serving to temporarily negate our 2008 year-end production and revenue goals.

Because of what we believe to be our project’s exceptional upside, we chose to concentrate our development efforts on the Vaca Tar Sands Pleasant Valley project in the Oxnard, California oilfield. Like other similar projects, our Pleasant Valley project is heavily front-end loaded for capital requirement to extract the oil at above average production rates and we set about building those facilities as supported by our equity partners rather than borrowing the money.  Things were going very well as we began to expand the infrastructure to handle greatly increased production (some of our Pleasant Valley horizontal wells had actual short term flow test rates in excess of 1,000 barrels of oil per day, which further encouraged us to move ahead as fast as possible.)

Even as we committed to and performed the expansion efforts our traditional capital sources shut down abruptly during the harsh financial conditions of the fourth quarter of 2008, leaving a good portion of the already completed work unfunded; something we understand in hindsight but, like many other firms, had no ability to foresee.  This problem was exacerbated by the greatest loss of price per barrel in the history of the oil business, (over $100 per barrel), plunging below our then lifting costs. While some of the expansion would contribute to significant lowering of lifting costs, those tasks were not yet complete to allow us to achieve that goal by the end of 2008.

Since then we have not stood around wringing our hands, but have doubled our efforts and are hard at work correcting this imbalance. Our partners are now once again providing strong support while the oil price is also climbing back significantly to levels beyond breakeven point. We are now also actively searching for additional key technical staff to help accelerate the restoration and expansion of our projects in order to benefit substantially from ascending oil prices. Due to recent layoffs of some highly qualified technical staff by many other companies, we expect our job of locating such technical experts to be much more achievable than ever before.

By steadfastly avoiding bank debt that devastates so many companies when their collateral evaporates with price collapse, Tri-Valley is well positioned to enjoy springtime as it continues to grow its production, revenues, share value and decrease its relative costs.

With the SEC’s “mark to market” rules still in place for 2008, we were obligated to represent the value of our oil reserves at zero based on the very low single day price of oil on December 31, 2008, way down due to the economic collapse.  It is critical to note here that if we could have used the latest mandated 2009 SEC criteria for reserve reporting, our oil reserves would have instead been valued at a record high amount of $40 million!   During 2009, we fully expect to materially increase our proven producing, proven undeveloped, probable and possible reserves very significantly above the actual 2008 reserve numbers for a much more favorable reserves in our next 10K annual report.

Using a California analogy, you can only surf on the crest of a wave, not in the trough.  But to get to the wave you have to paddle through the trough to be in position to ride the wave.  We have continued to paddle through a trough much deeper and wider than anyone thought, but we are confident that supply and demand forces will combine to create an even bigger, more lucrative wave shortly. And, our project investors overwhelmingly share this same view.

In addition to our focused efforts at Pleasant Valley to increase oil production and revenues, we continue our efforts to monetize our Richardson and Shorty Creek gold exploration projects south and north of Fairbanks, Alaska.  In particular, Shorty Creek is next to the International Tower Hill property where their drilling program has defined nearly seven million ounces of gold indicated and inferred with a 10 million ounce target.  So far, our geochem and drill data is as favorable and it appears to be part of a huge gold trend through both properties.

We are also in discussions with Chinese and Japanese parties regarding our high quality calcium carbonate quarry at Calder Bay Alaska.  The demand for CaCO3 continues to increase and China has stopped exporting its reserves and is looking for more.

In sum, to date, we are effectively coping with the “melt down” as it applies to Tri-Valley due to the steadfast support of our loyal project partners and expect to soon be riding the crest of the demand wave now building up in our commodities.

Very truly yours,

F. Lynn Blystone

F. Lynn Blystone
President and CEO